Exhibit 10.3

May 2022

Sherif Abdou, M.D.

Via email

Re:	Transaction Bonus

Dear Sherif,

As you know, on December 3, 2021 (the “Closing Date”), P3 Health Group, LLC (“P3 LLC”) consummated a business combination with P3 Health Partners Inc. (f/k/a Foresight Acquisition Corp.) (the “Company”) that resulted in the Company becoming the sole managing member of P3 LLC (the “Business Combination”).

We are pleased to inform you that, in connection with the Business Combinations, the Board of Directors of the Company (the “Board”) has approved a cash transaction bonus subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

1.           Transaction Bonus: Subject to and conditioned upon the Transaction Bonus Terms (as defined below), the Company will pay you a cash bonus in an aggregate amount equal to $6,300,000 (the “Transaction Bonus”). $3,300,000 of the Transaction Bonus will be payable in a lump-sum amount within 5 calendar days following the date on which you execute this Agreement, and the remaining $3,000,000 of the Transaction Bonus (the “Second Bonus”) will be payable in a lump-sum amount on December 15, 2022; and, except as approved by the Board in its sole discretion, if at any time you fail to comply with the Transaction Bonus Terms, you acknowledge and agree that you will be required to repay the Transaction Bonus (or forfeit any portion of the Transaction Bonus that has not yet been paid). If your employment is terminated for Cause by the Company or without Cause by Executive (each, as defined in your employment agreement) prior to December 15, 2022, then you agree that you will not be entitled to receive the Second Bonus.

2.            The Transaction Bonus Terms: In exchange for the Transaction Bonus you have agreed to the following:

a)	Not to offer, sell, or announce an intention to dispose of any shares of the Company’s Class A common stock (the “Common Stock”) until the closing of the Company’s first underwritten offering and sale of Common Stock (the “First Secondary Sale”). This does not affect or limit your ability to sell your pro rata share of stock in the First Secondary Sale.

b)	For the remainder of your employment with the Company and its affiliates following the First Secondary Sale, you will only sell your stock in the Company pursuant to a customary 10b5-1 plan that is entered into in consultation with the Company and in accordance with the Company’s insider trading policies.

c)	Any 10b5-1 plan filed by you or your designee during your employment following the First Secondary Sale will limit sales of the Common Stock under the plan to no more than (I) up to 4% of the trading volume for the Company’s stock on any trading day and (II) 5% of Common Stock held by you or by a trust you have established during any twelve-month period.

d)	This Agreement applies to Common Stock held by you directly or Common Stock which is held in a trust which you have established.

This Transaction Bonus will be subject to any required withholding or deductions. This Agreement will be governed by Delaware law.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing and dating this Agreement in the space provided below for your signature.

Sincerely,

P3 Health Partners Inc.

By:	/s/ Mark Thierer
Name:	Mark Thierer
Title:	Chairman of the Board

P3 Health Group Management, LLC

By:	/s/ Jessica Puathasnanon
Name:	Jessica Puathasnanon
Title:	Authorized Officer

Accepted, Acknowledged and Agreed,
this 16th day of May, 2022

By:	/s/ Sherif Abdou, M.D.
Sherif Abdou, M.D.